Exhibit 99.1
Press Release

FOR IMMEDIATE RELEASE March 8, 2011	Investor and Media Contact: Whitney Finch Director of Investor Relations 813.421.7694 wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES
FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2010.
The Company reported income before income taxes for the quarter ended December 31, 2010 of $11.2 million, or $0.42 per diluted share, as compared to income before income taxes for the year ago period of $8.1 million, or $0.32 per diluted share. Net income for the fourth quarter of 2010 was $10.7 million, or $0.40 per diluted share, as compared to net income for the fourth quarter 2009 of $8.5 million, or $0.34 per diluted share. Results for this quarter included a $2.6 million gain on debt extinguishment associated with temporary investments of excess cash in the Company’s securitization debt.
For the year ended December 31, 2010 the Company reported income before income taxes of $38.3 million, in line with its previously announced guidance. Net income for the year ended December 31, 2010 was $37.1 million, or $1.38 per diluted share. Current year results included one-time charges associated with management changes in the first quarter of the year of $2.0 million, Marix related losses of $1.3 million and gains on extinguishment of debt of $4.3 million. Net income for the year ended December 31, 2009 was $113.8 million or $5.25 per diluted share and included spin-off related costs of $2.1 million and an income tax benefit of $81.3 million which was the result of the Company’s conversion to a REIT on April 17, 2009.
The dividend yield on the Company’s stock for the year ended December 31, 2010, based on the December 31, 2010 closing price of $17.94, was 11.1 percent. The Company provided a year-to-date total return of 39.1 percent to its shareholders for the year ended December 31, 2010.
Mark J. O’Brien, Walter Investment’s Chairman and CEO, said, “2010 was a year of continued strong performance from our legacy portfolio, acceleration in our loan acquisition program and success in our efforts to raise capital through the securitization of our unencumbered assets. The fourth quarter was especially critical to our strategic objectives, as we completed the purchase of Marix Servicing, purchased $32.9 million of residential loans and completed our securitization at attractive terms for the current market.”
“Additionally, we achieved notable returns for our shareholders this year,” continued Mr. O’Brien. “The year-to-date total return to shareholders of 39 percent demonstrates significant enhancement in shareholder value, not only from the dividend, but also through considerable stock price appreciation.”
Fourth Quarter 2010 Operating Highlights
•	Reflecting continued strong performance, consolidated delinquencies were 4.68 percent at December 31, 2010, as compared to 4.56 percent at September 30, 2010 and 5.44 percent at December 31, 2009.
3000 Bayport Drive, Suite 1100, Tampa, Florida 33607
813.421.7600 www.walterinvestment.com

Walter Investment’s delinquency rates (adjusted to reflect comparable methodologies) remain better than the most recently released Mortgage Banker’s Association’s subprime industry survey average by more than 42 percent.

•	On an annualized basis, the asset yield for the quarter ended December 31, 2010 was 10.14 percent and the Company’s interest cost on outstanding debt was 6.52 percent. The net interest margin for the quarter, which is net interest income as a percentage of average earning assets, was 5.21 percent, in-line with the fourth quarter of 2009.

•	Loss severities were 14.4 percent in the fourth quarter, as compared to 16.9 percent for the third quarter of 2010 and 12.1 percent in the fourth quarter of 2009. Loss severities are calculated as the loss on sale of REO properties (including all costs through disposition) divided by the carrying value of REO.

•	During the fourth quarter of 2010, the Company paid dividends on November 24, 2010 of $12.9 million to its shareholders. On December 10, 2010, the Board of Directors of the Company declared the fourth quarter dividend of $0.50 per share to shareholders of record as of December 23, 2010, which was paid on January 14, 2011.
Charles E. Cauthen, Walter Investment’s President and COO, said, “The continued diligent efforts of our field servicing organization contributed strong results from operations this quarter. The focus on reducing delinquencies yielded a 76 basis point improvement over the prior year in early delinquencies and a 72 basis point improvement in serious delinquencies. Additionally, we continue to see solid recovery rates on REO sales with the 2010 year-to-date recovery rate of 85.8 percent the best we’ve achieved since 2006.”
“We have begun to integrate Marix into our field servicing operations.” continued Mr. Cauthen, “During the fourth quarter we instituted a pilot program using Marix’s automated dialer to contact accounts as soon as they become delinquent. While it is too soon to predict how significant of an impact this process will have on our delinquencies, we believe leveraging the best aspects of the Walter Mortgage and Marix servicing platforms will allow us to achieve returns that are superior to those of other servicers.”
Fourth Quarter 2010 Financial Summary
Net interest income for the quarter was $21.3 million as compared to $20.1 million in the year-ago period. The improvement resulted primarily from a decrease in interest expense due to the lower average balance of mortgage-backed debt.
The provision for loan losses was $2.0 million, compared with $2.1 million in the year ago period.
Non-interest income was $5.9 million in the fourth quarter of 2010 as compared to $2.8 million in the prior year period primarily due to the addition of subservicing revenues and fees.
Non-interest expenses increased from $12.7 million in the fourth quarter of 2009 to $14.0 million for the fourth quarter of 2010. The increase is primarily a result of servicing and overhead costs, as well as acquisition related charges, attributable to Marix coupled with higher salary and benefit expenses. The 2010 amount includes the benefit of a $2.6 million gain recognized as a result of the extinguishment of debt associated with the purchase of Mid-State bonds.
Fourth Quarter 2010 Liquidity Summary
At December 31, 2010, the Company had $114.4 million of cash. The Company had no borrowings under its $15 million revolving credit facility at December 31, 2010.
Purchase of Pools of Loans
During the fourth quarter of 2010, the Company completed the purchase of two pools of primarily performing, fixed-rate residential loans on single-family, owner occupied residences located within the Company’s existing southern

United States geographic footprint. These purchases utilized $32.9 million of proceeds from the Company’s 2009 equity offering and 2010 securitization.
Purchase of Bonds
During the quarter, the Company invested approximately $16.3 million to purchase a portion of the Company’s mortgage-backed debt from its Mid-State securitizations through brokerage transactions. Walter Investment views these bond investments as opportunistic investments which generate superior yields as compared to other short-term investment opportunities. These investments will either be resold or used as collateral for repurchase agreements to provide funding for other investment opportunities as they arise.
Conference Call Webcast
Members of the Company’s leadership team will discuss Walter Investment’s fourth quarter results and other general business matters during a conference call and live webcast to be held on Tuesday, March 8, 2011, at 10 a.m. Eastern Time. To listen to the event live or in an archive which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in non-conforming, less-than-prime, and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.8 billion of assets under management and annual revenues of approximately $180 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 340 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.
Safe Harbor Statement
Certain statements in this release and in any of Walter Investment Management Corp.’s public documents referred to herein, contain or incorporate by reference “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Walter Investment Management Corp. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “project,” “estimate,” “forecast,” “objective,” “plan,” “goal” and similar expressions, and the opposites of such words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on the Company’s current beliefs, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. The risks and uncertainties referred to above include, but are not limited to, the continued availability of loan portfolios meeting the Company’s performance criteria at prices that will result in desired returns and financing sources to purchase additional portfolios, the completion of the Marix transaction in accordance with the terms and conditions of the purchase agreement; the accuracy of management’s due diligence on and its assessment of the Marix business; future economic and business conditions; the loss by Marix of key customers or reduction in the services contracted for by any such customers; the failure of the market for Marix’s services to develop; the possibility that the Company may not be able to integrate the business, operations and employees of Marix successfully; the inability to manage growth; the effects of competition from a variety of local, regional, national and other mortgage servicers and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 8, 2011.
All forward-looking statements set forth herein are qualified by this cautionary statement and are made only as of March 8, 2011. The Company undertakes no obligation to update or revise the information contained herein, including without limitation, any forward-looking statements, whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Walter Investment Management Corp. and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net interest income:
Interest income	$41,371	$41,847	$166,188	$175,372
Less: Interest expense	20,099	21,754	82,711	89,726

Total net interest income	21,272	20,093	83,477	85,646
Less: Provision for loan losses	1,985	2,140	6,526	9,441

Total net interest income after provision for loan losses	19,287	17,953	76,951	76,205

Non-interest income:
Premium revenue	2,527	1,955	9,163	10,041
Servicing revenue and fees	2,267	—	2,267	—
Other income, net	1,086	863	3,299	2,929

Total non-interest income	5,880	2,818	14,729	12,970

Non-interest expenses:
Claims expense	(420)	723	2,319	4,483
Salaries and benefits	8,948	5,314	27,495	20,568
Legal and professional	981	951	3,830	4,166
Occupancy	467	341	1,490	1,364
Technology and communication	873	744	2,955	2,980
Depreciation and amortization	140	100	383	436
General and administrative	4,471	2,680	12,602	10,966
Gain on mortgage-backed debt extinguishment	(2,578)	—	(4,258)	—
Real estate owned expenses, net	1,129	1,831	6,519	5,741
Related party — allocated corporate charges	—	—	—	853

Total non-interest expenses	14,011	12,684	53,335	51,557

Income before income taxes	11,156	8,087	38,345	37,618
Income tax expense (benefit)	449	(436)	1,277	(76,161)

Net income	$10,707	$8,523	$37,068	$113,779

Basic earnings per common and common equivalent share	$0.40	$0.34	$1.38	$5.26
Diluted earnings per common and common equivalent share	$0.40	$0.34	$1.38	$5.25

Total dividends declared per common and common equivalent shares	$0.50	$0.50	$2.00	$1.50

Weighted average common and common equivalent shares outstanding — basic	26,493,676	25,074,070	26,431,853	21,496,369
Weighted average common and common equivalent shares outstanding — diluted	26,611,786	25,172,433	26,521,311	21,564,621

Walter Investment Management Corp. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share amounts)

	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$114,352	$99,286
Restricted cash and cash equivalents	52,289	51,654
Receivables, net	2,643	3,052
Servicing advances and receivables, net	11,223	—
Residential loans, net of allowance for loan losses of $15,907 and $17,661, respectively	1,621,485	1,644,346
Subordinate security	1,820	1,801
Real estate owned	67,629	63,124
Deferred debt issuance costs	19,424	18,450
Deferred income tax asset, net	221	—
Other assets	4,404	5,961

Total assets	$1,895,490	$1,887,674

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$33,556	$29,860
Dividend payable	13,431	13,248
Deferred income tax liability, net	—	173
Mortgage-backed debt	1,281,555	1,267,454
Servicing advance facility	3,254	—
Accrued interest	8,206	8,755

Total liabilities	1,340,002	1,319,490

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized — 10,000,000 shares
Issued and outstanding — 0 shares at December 31, 2010 and 2009, respectively	—	—
Common stock, $0.01 par value per share:
Authorized — 90,000,000 shares

Issued and outstanding — 25,785,693 and 25,642,889 shares at December 31, 2010 and 2009, respectively	258	256
Additional paid-in capital	127,143	122,552
Retained earnings	426,836	443,433
Accumulated other comprehensive income	1,251	1,943

Total stockholders’ equity	555,488	568,184

Total liabilities and stockholders’ equity	$1,895,490	$1,887,674

ASSETS OF THE CONSOLIDATED SECURITIZATION TRUSTS THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF THE CONSOLIDATED SECURITIZATION TRUSTS:

	December 31,
	2010	2009
Restricted cash	$42,859	$42,691
Residential loans, net of allowance for loan losses of $15,217 and $14,201, respectively	1,527,830	1,310,710
Real estate owned	38,234	41,143
Deferred debt issuance costs	19,424	18,450

Total assets	$1,628,347	$1,412,994

LIABILITIES OF THE CONSOLIDATED SECURITIZATION TRUSTS FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Accounts payable	$387	$556
Mortgage-backed debt	1,281,555	1,267,454
Accrued interest	8,206	8,755

Total liabilities and stockholders’ equity	$1,290,148	$1,276,765

Walter Investment Management Corp. and Subsidiaries
Operating Statistics
(dollars in millions, except per share amounts)

	2010	2010	2009
	Q4	Q3	Q4

30+ Delinquencies (1)	4.68%	4.56%	5.44%
90+ Delinquencies (1)	2.65%	2.57%	3.37%

Provision for Losses	$2.0	$1.4	$2.1
Real Estate Owned Expenses, Net	1.1	1.9	1.8

Total Portfolio Losses	3.1	3.3	3.9

Net Charge-offs	$2.4	$1.8	$2.3
Charge-off Ratio (2)	0.87%	0.92%	0.86%

Allowance for Losses	$15.9	$16.3	$17.7
Allowance for Losses Ratio (3)	0.97%	1.00%	1.06%

30+ Delinquencies (1)	$84.2	$80.8	$98.7
REO (Real Estate Owned)	67.7	64.2	63.1
TIO (Taxes, Insurance, Escrow and Other Advances)	18.3	17.2	16.3

Nonperforming Assets (Delinquencies + REO + TIO)	$170.2	$162.2	$178.1
Nonperforming Assets Ratio (4)	9.11%	8.75%	9.40%

Default Rate (5)	5.63%	5.15%	6.15%
Fixed Rate Mortgages	5.55%	5.10%	5.84%
Adjustable Rate Mortgages	9.62%	9.34%	27.55%

Loss Severity (6)	14.42%	16.86%	12.08%
Fixed Rate Mortgages	13.58%	12.15%	10.65%
Adjustable Rate Mortgages	43.52%	64.99%	42.42%

Number of Accounts Serviced (7)	34,842	34,520	35,236

Total Portfolio (8)	$1,867.7	$1,853.8	$1,895.2

ARM Portfolio (9)	$37.9	$28.0	$26.7

Prepayment Rate (Voluntary CPR)	1.96%	2.63%	2.95%

Book Value per Share (10)	$21.54	$22.15	$22.16

Debt to Equity Ratio	2.31:1	2.07:1	2.23:1

(1)	Delinquencies are defined as the percentage of principal balances outstanding which have monthly payments over 30 days past due. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.

(2)	The charge-off ratio is calculated as annualized net charge-offs, divided by average residential loans before the allowance for losses.

(3)	The allowance for losses ratio is calculated as period-end allowance for losses divided by period-end residential loans before the allowance for losses.

(4)	The nonperforming assets ratio is calculated as period-end non-performing assets, divided by period-end principal balance of residential loans plus REO and TIO.

(5)	Default rate is calculated as the annualized balance of repossessions for the quarter divided by the average total balance of the portfolio for the quarter.

(6)	Loss severities are calculated as the loss on sale of REO properties divided by the carrying value of REO.

(7)	Includes REO accounts.

(8)	Total portfolio includes the principal balance of residential loans, REO and TIO.

(9)	ARM portfolio includes the principal balance of adjustable rate residential loans and REO resulting from defaulted adjustable rate residential loans.

(10)	Book Value per share is calculated by dividing the Company’s equity by total shares issued and outstanding of 25,785,693.

NM	Not Meaningful